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                                                               EXHIBIT 10.12


                      SERVICE CORPORATION INTERNATIONAL

                    AMENDMENT TO THE 1986 STOCK OPTION PLAN



     AMENDMENT, dated as of November 13, 1997, to the Service Corporation International 1986 Stock Option Plan, as Amended and Restated on November 12, 1991, and as further amended on February 12, 1997 (the "1986 Plan").

     1. The 1986 Plan is hereby amended effective as of the date hereof, as follows:

     Article III is hereby amended and restated in its entirety as follows:

     Each Option shall be evidenced by an Option Agreement and shall contain such terms and conditions, and may be exercisable for such persons (up to ten years from the date of the grant), as may be approved by the Committee. The terms and conditions of the respective Option Agreements need not be identical. Specifically, an Option Agreement may provide the right ("Right") to surrender the Option to purchase any shares subject to the Option in return for a payment in cash and/or shares of Stock equal to the excess of the fair market value of the shares with respect to which the Option is surrendered over the option price therefor, on such terms and conditions as the Committee in its sole discretion may prescribe. In addition, an Option Agreement may provide for the payment of the option price (i) by the delivery of a number of shares of Stock plus cash, if any, having a fair market value equal to such option price or (ii) by the delivery of an executed attestation form acceptable to the Company attesting to the ownership of shares of Stock, plus cash, if any, having a fair market value equal to such option price. Each Option and all rights granted thereunder shall not be transferable other than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee.

     The Committee may amend outstanding Non-qualified Stock Options to make such Non-qualified Stock Options transferable, without payment of consideration, to immediate family members of the grantee or to trusts or partnerships established for the exclusive benefit of one or more members of such person's immediate family (collectively, "Transferees"). A transfer of a Non-qualified Stock Option pursuant to this Section may only be effected by the Company at the written request of a grantee and shall become effective only when recorded in the Company's record of outstanding Non-qualified Stock Options. In the event a Non-qualified Stock Option is transferred as contemplated hereby, such Non-qualified Stock Option may not subsequently transferred by the transferee except by the will or the laws of


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     descent and distribution. In the event a Non-qualified Stock Option is transferred as contemplated hereby, such Non-qualified Stock Option will continue to be governed by and subject to the terms of this Plan and the relevant grant, and the transferred shall be entitled to the same rights as the grantee hereunder, as if no transfer had taken place. As used herein, "immediately family" shall mean, with respect to any person, such person's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.